Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A of the Steward Small-Cap Equity Fund (formerly Capstone Growth Fund), a series of the Capstone Series Fund, Inc., of our report dated November 17, 2005 on the financial statements and financial highlights included in the October 31, 2005 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the heading "Financial Highlights" in the Prospectus and in the Statement of Additional Information.

/s/ Briggs, Bunting & Dougherty, LLP

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

February 24, 2006